Exhibit 5.1

September 19, 2003

DSP Group, Inc.

3120 Scott Boulevard

Santa Clara, California 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 19, 2003 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 240,000 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance under the Company’s Amended and Restated 1993 Director Stock Option Plan (the “1993 Plan”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of these 240,000 shares of Common Stock for issuance under the 1993 Plan.

It is our opinion that the 240,000 shares of Common Stock which may be issued and sold by the Company pursuant to the 1993 Plan, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ MORRISON & FOERSTER LLP
Morrison & Foerster LLP